Exhibit 2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	) Chapter 11
)
EVERYWARE GLOBAL, INC., et al.,[1]	) Case No. 15-10743 ( )
)
Debtors.	) (Joint Administration Requested)
)

DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

KIRKLAND & ELLIS LLP		PACHULSKI STANG ZIEHL & JONES LLP
Patrick J. Nash, Jr., P.C. (pro hac vice pending)		Laura Davis Jones (DE Bar No. 2436)
Ross M. Kwasteniet (pro hac vice pending)		Colin R. Robinson (DE Bar No. 5524)
300 North LaSalle		Peter J. Keane (DE Bar No. 5503)
Chicago, Illinois 60654		919 North Market Street, 17th Floor
Telephone:	(312) 862-2000	P.O. Box 8705
Facsimile:	(312) 862-2200	Wilmington, Delaware 19899-8705 (Courier 19801)
Email:	patrick.nash@kirkland.com	Telephone:	(302) 652-4100
	ross.kwasteniet@kirkland.com	Facsimile:	(302) 652-4400
		Email:	ljones@pszjlaw.com
crobinson@pszjlaw.com
pkeane@pszjlaw.com

Proposed Counsel for the

Debtors and Debtors in Possession

Dated: April 3, 2015

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Anchor Hocking, LLC (6923); Buffalo China, Inc. (9731); Delco International, Ltd. (7553); EveryWare, LLC (2699); EveryWare Global, Inc. (4553); Kenwood Silver Company, Inc. (2286); Oneida Food Service, Inc. (7321); Oneida International Inc. (4774); Oneida Ltd. (5700); Oneida Silversmiths Inc. (6454); Sakura, Inc. (9359); THC Systems, Inc. (9103); Universal Tabletop, Inc. (4265). The location of the Debtors’ service address is: 519 North Pierce Avenue, Lancaster, Ohio 43130.

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		25
6.1	Distributions on Account of Claims and Interests Allowed as of the Effective Date	25
6.2	Special Rules for Distributions to Holders of Disputed Claims and Interests	25
6.3	Delivery of Distributions	25
6.4	Claims Paid or Payable by Third Parties	27
6.5	Setoffs	28
6.6	Allocation Between Principal and Accrued Interest	28

ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		28
7.1	Disputed Claims Process	28
7.2	Prosecution of Objections to Claims and Interests	28
7.3	No Interest	29
7.4	Disallowance of Claims and Interests	29

ARTICLE VIII EFFECT OF CONFIRMATION OF THE PLAN		29
8.1	Discharge of Claims and Termination of Interests	29
8.2	Releases by the Debtors	29
8.3	Releases by Holders of Claims and Interests	30
8.4	Exculpation	31
8.5	Injunction	31
8.6	Protection Against Discriminatory Treatment	31
8.7	Recoupment	32
8.8	Release of Liens	32
8.9	Reimbursement or Contribution	32

ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		32
9.1	Conditions Precedent to the Effective Date	32
9.2	Waiver of Conditions Precedent	33
9.3	Effect of Non-Occurrence of Conditions to Consummation	33

ARTICLE X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		33
10.1	Modification of Plan	33
10.2	Effect of Confirmation on Modifications	33
10.3	Revocation or Withdrawal of Plan	33

ARTICLE XI RETENTION OF JURISDICTION		34

ARTICLE XII MISCELLANEOUS PROVISIONS		35
12.1	Additional Documents	35
12.2	Payment of Statutory Fees	35
12.3	Reservation of Rights	35
12.4	Successors and Assigns	35
12.5	Service of Documents	35
12.6	Term of Injunctions or Stays	36
12.7	Entire Agreement	36
12.8	Plan Supplement Exhibits	36
12.9	Non-Severability	36

iii

INTRODUCTION

EveryWare Global, Inc. and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases jointly propose this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each Debtor pursuant to the Bankruptcy Code. The Debtors seek to consummate the Transaction on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in ARTICLE III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, the Transaction, and certain related matters.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

1.1	Defined Terms

1. “ABL Exit Conversion” means the Debtors’ right to elect, with the consent of the Majority Consenting Lenders and the DIP ABL Facility Consenting Lenders, to convert the DIP ABL Facility into the ABL Exit Facility on the terms and conditions set forth in a document contained in the Plan Supplement, which terms and conditions shall be satisfactory to the Debtors, the Majority Consenting Lenders, and the DIP ABL Facility Consenting Lenders, in each such party’s sole discretion.

2. “ABL Exit Facility” means the revolving credit facility under the ABL Exit Facility Loan Agreement.

3. “ABL Exit Facility Agent” means the administrative agent for the ABL Exit Facility.

4. “ABL Exit Facility Documents” means, collectively, the ABL Exit Facility Loan Agreement, each other Loan Document (as defined in the ABL Exit Facility Loan Agreement), and all other agreements, documents, and instruments to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), each of which shall be satisfactory in form and substance to the Debtors, the Majority Consenting Lenders, and the DIP ABL Facility Consenting Lenders, in each such party’s sole discretion.

5. “ABL Exit Facility Lender” means each Lender (as defined in the ABL Exit Facility Loan Agreement) that is a party to the ABL Exit Facility Loan Agreement.

6. “ABL Exit Facility Loan Agreement” means that certain credit agreement in respect of the ABL Exit Facility to be effective on the Effective Date if the Debtors exercise the ABL Exit Conversion, which agreement shall be satisfactory in form and substance to the Debtors, the Majority Consenting Lenders, and the DIP ABL Facility Consenting Lenders, in each such party’s sole discretion.

7. “ABL Exit Facility Loans” means the loans under the ABL Exit Facility.

8. “ABL Facility” means the revolving credit facility under the ABL Loan Agreement.

9. “ABL Facility Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent pursuant to the terms of the ABL Facility Documents, and any successor or replacement administrative agent appointed pursuant to the terms of the ABL Loan Agreement.

10. “ABL Facility Claim” means any Claim arising under, derived from, or based upon the ABL Facility Documents that is not rolled-up into the DIP ABL Facility.

11. “ABL Facility Documents” means, collectively, the ABL Loan Agreement, each other Loan Document (as defined in the ABL Loan Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

12. “ABL Facility Lenders” means each Lender (as defined in the ABL Loan Agreement) that is a party to the ABL Loan Agreement.

13. “ABL Loan Agreement” means the Second Amended and Restated Loan and Security Agreement, dated May 21, 2013 (as amended, restated, modified, or supplemented from time to time prior to the Petition Date), by and among Anchor Hocking LLC and Oneida Ltd., as borrowers, Universal Tabletop, Inc. and each Subsidiary (as defined therein) of Universal Tabletop, Inc. party thereto as guarantors, the various Lenders (as defined therein) from time to time party thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent.

14. “Accredited Investor” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

15. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

16. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

17. “Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable.

18. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

19. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

20. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

21. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

22. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

23. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

24. “Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against insiders and/or any other Entities under the Bankruptcy Code) of any of the Debtors and/or the Debtors’ estates, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

25. “Certificate” means any instrument evidencing a Claim or an Interest.

26. “Chapter 11 Cases” means the procedurally consolidated Chapter 11 Cases pending for the Debtors in the Bankruptcy Court.

27. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

28. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

29. “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

30. “Clinton Funds” means Clinton Magnolia Master Fund, Ltd., Clinton Spotlight Master Fund, L.P., and their respective affiliates.

31. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

32. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

33. “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

34. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement, which order shall be in form and substance satisfactory to the Consenting Term Lenders and the Debtors.

35. “Consenting Equity Holders” means, collectively, the Clinton Funds and the MCP Funds.

36. “Consenting Term Lenders” means each Term Loan Lender that is party to the Support Agreement.

37. “Consummation” means the occurrence of the Effective Date.

38. “Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.

39. “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

40. “Debtors” means, collectively, each of the following: Anchor Hocking, LLC; Buffalo China, Inc.; Delco International, Ltd.; EveryWare, LLC; EveryWare Global, Inc.; Kenwood Silver Company, Inc.; Oneida Food Service, Inc.; Oneida International Inc.; Oneida Ltd.; Oneida Silversmiths Inc.; Sakura, Inc.; THC Systems, Inc.; and Universal Tabletop, Inc.

41. “DIP ABL Facility” means that certain $60.0 million debtor-in-possession revolving credit facility under the DIP ABL Facility Loan Agreement.

42. “DIP ABL Facility Agent” means that certain administrative agent under the DIP ABL Facility.

43. “DIP ABL Facility Claims” means any Claim held by the DIP ABL Facility Lenders or the DIP ABL Facility Agent arising under or related to the DIP ABL Facility Loan Agreement or the DIP ABL Facility Order.

44. “DIP ABL Facility Consenting Lenders” means DIP ABL Facility Lenders who hold, in the aggregate, at least 50.1% of the principal amount of the total outstanding borrowings under the DIP ABL Facility held by all DIP ABL Facility Lenders as of such date.

45. “DIP ABL Facility Lenders” means those certain lenders party to the DIP ABL Facility Loan Agreement.

46. “DIP ABL Facility Loan Agreement” means that certain debtor-in-possession credit agreement by and among the Debtors, the DIP ABL Facility Agent, and the DIP ABL Facility Lenders as approved by the DIP ABL Facility Order, which shall be satisfactory to the Debtors, the DIP ABL Facility Agent, the DIP ABL Facility Lenders, and the Majority Consenting Lenders, in each such parties’ sole discretion.

47. “DIP ABL Facility Order” means, collectively, the interim and final orders entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP ABL Facility Loan Agreement and access the DIP ABL Facility.

48. “DIP Facility Claims” means, collectively, DIP ABL Facility Claims and DIP Term Facility Claims.

49. “DIP Term Facility” means that certain $40.0 million debtor-in-possession credit facility provided under the DIP Term Facility Credit Agreement.

50. “DIP Term Facility Agent” means that certain administrative agent under the DIP Term Facility.

51. “DIP Term Facility Claims” means any Claim held by the DIP Term Facility Lenders or the DIP Term Facility Agent arising under or related to the DIP Term Facility Credit Agreement or the DIP Term Facility Order.

52. “DIP Term Facility Consenting Lenders” means DIP Term Facility Lenders who hold, in the aggregate, at least 50.1% of the principal amount of the total outstanding loans under the DIP Term Facility held by all DIP Term Facility Lenders as of such date.

53. “DIP Term Facility Credit Agreement” means that certain debtor-in-possession credit agreement by and among the Debtors, the DIP Term Facility Agent, and the DIP Term Facility Lenders as approved by the DIP Term Facility Order.

54. “DIP Term Facility Lenders” means those certain lenders party to the DIP Term Facility Credit Agreement.

55. “DIP Term Facility Order” means, collectively, the interim and final orders entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Term Facility Credit Agreement and access the DIP Term Facility.

56. “DIP Term Facility Term Sheet” means the DIP Term Sheet as defined in the Support Agreement.

57. “Disclosure Statement” means the disclosure statement for the Plan, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

58. “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

59. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

60. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims, EveryWare Preferred Stock, and EveryWare Common Stock entitled to receive distributions under the Plan.

61. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 9.1 have been satisfied or waived in accordance with Section 9.2.

62. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

63. “Equity Security” has the meaning set forth in section 101(16) of the Bankruptcy Code and includes, for the avoidance of doubt, membership interests, EveryWare Preferred Stock, EveryWare Common Stock, and EveryWare Out-of-the-Money Equity Securities.

64. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

65. “EveryWare Common Stock” means, collectively, EveryWare Global’s issued and outstanding common stock and EveryWare In-the-Money Equity Securities.

66. “EveryWare Global” means EveryWare Global, Inc., a Delaware corporation and the predecessor to New Holdco.

67. “EveryWare In-the-Money Equity Securities” means all outstanding vested options and unexercised warrants to acquire shares of EveryWare Global’s current outstanding common stock that are in the money as of the Petition Date; provided however, that any unvested options to acquire shares of EveryWare Global’s current outstanding common stock that are in the money as of the Petition Date shall be EveryWare Out-of-the-Money Securities.

68. “EveryWare Out-of-the-Money Equity Securities” means all outstanding options and unexercised warrants to acquire shares of EveryWare Global’s current outstanding common stock that are out of the money as of the Petition Date, and all unvested options to acquire shares of EveryWare Global’s current outstanding common stock whether or not in the money.

69. “EveryWare Preferred Stock” means all Series A Senior Redeemable Preferred Stock issued by EveryWare Global.

70. “Exculpated Party” means each of the following in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the parties to the Support Agreement; (d) the Term Loan Agent; (e) the Consenting Term Lenders; (f) the ABL Facility Agent; (g) the ABL Facility Lenders; (h) the DIP ABL Facility Agent; (i) the DIP

ABL Facility Lenders; (j) the DIP Term Facility Agent; (k) the DIP Term Facility Lenders; (l) the Exit Facility Lenders; and (m) with respect to each of the foregoing entities in clauses (a) through (l), such Entity’s successors and assigns and current and former Affiliates and its and their subsidiaries, shareholders, members, limited partners, general partners, other equity holders, officers, directors, managers, trustees, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

71. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

72. “Exit Conversion” means the Debtors’ right to elect to convert the DIP Term Facility into the Exit Facility on the terms and conditions set forth in the DIP Term Facility Credit Agreement and consistent in all respects with the DIP Term Facility Term Sheet and the Exit Facility Term Sheet.

73. “Exit Facility” means the first lien term loan facility under the Exit Facility Term Loan Agreement.

74. “Exit Facility Agent” means the administrative agent for the Exit Facility.

75. “Exit Facility Documents” means, collectively, the Exit Facility Term Loan Agreement, each other Loan Document (as defined in the Exit Facility Term Loan Agreement), and all other agreements, documents, and instruments to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents) each of which shall be (a) satisfactory in form and substance to the DIP Term Facility Consenting Lenders, and (b) consistent in all respects with the DIP Term Facility Term Sheet and the Exit Facility Term Sheet.

76. “Exit Facility Lender” means each Lender (as defined in the Exit Facility Term Loan Agreement) that is a party to the Exit Facility Term Loan Agreement.

77. “Exit Facility Notes” means those notes or other debt instruments evidencing the loans under the Exit Facility, which shall be consistent in all respects with the DIP Term Facility Term Sheet and the Exit Facility Term Sheet.

78. “Exit Facility Term Loan Agreement” means the credit agreement by and among reorganized Anchor Hocking, LLC and reorganized Oneida Ltd., as borrowers, reorganized Universal Tabletop, Inc., as holdings, and each of reorganized Anchor Hocking, LLC’s and reorganized Oneida Ltd.’s wholly-owned domestic subsidiaries, as guarantors, the lender parties from time to time party thereto, and the Exit Facility Agent, to be effective on the Effective Date if the Debtors exercise the Exit Conversion, which agreement shall be consistent in all respects with the Exit Facility Term Sheet, substantially in the form contained in the Plan Supplement, and in form and substance satisfactory to the DIP Term Facility Consenting Lenders.

79. “Exit Facility Term Sheet” means the exit facility term sheet attached to the Support Agreement.

80. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

81. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

82. “General Unsecured Claim” means any Claim other than an Administrative Claim, a Professional Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, an ABL Facility Claim, a Term Loan Facility Claim, a DIP Facility Claim, or a Section 510(b) Claim.

83. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

84. “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

85. “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

86. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

87. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

88. “Intercompany Contract” means a contract between or among two or more Debtors or a contract between or among one or more Affiliates and one or more Debtors.

89. “Intercompany Interest” means an Interest held by a Debtor or an Affiliate.

90. “Interest” means any Equity Security of a Debtor existing immediately prior to the Effective Date.

91. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

92. “Majority Consenting Lenders” means Consenting Term Lenders who hold, in the aggregate, at least 50.1% of the principal amount of the total outstanding loans under the Term Loan Agreement held by all Consenting Term Lenders as of such date the Majority Consenting Lenders make a determination in accordance with the Support Agreement or the Plan.

93. “Management Incentive Plan” means that certain post-Effective Date management incentive plan that may provide for up to 10% of the New Common Stock, on a fully diluted basis, to be reserved for issuance to management of the Reorganized Debtors at the discretion of the New Board after the Effective Date.

94. “MCP Funds” means Monomoy Capital Partners, L.P., MCP Supplemental Fund, L.P., Monomoy Executive Co-Investment Fund, L.P., Monomoy Capital Partners II, L.P., MCP Supplemental Fund II, L.P., and their respective affiliates.

95. “New Board” means New Holdco’s initial board of directors.

96. “New Common Stock” means the common stock of New Holdco.

97. “New Holdco” means reorganized EveryWare Global, the Reorganized Debtors’ ultimate parent company upon Consummation of the Plan.

98. “New Holdco Bylaws” means the bylaws of New Holdco, substantially in the form contained in the Plan Supplement and satisfactory in form and substance to the Majority Consenting Lenders.

99. “New Holdco Certificate of Incorporation” means the certificate of incorporation of New Holdco, substantially in the form contained in the Plan Supplement and satisfactory in form and substance to the Majority Consenting Lenders.

100. “New Holdco Governance Documents” means, as applicable, the New Holdco Certificate of Incorporation, the New Holdco Bylaws, and the New Holdco Shareholders Agreement each in form and substance satisfactory to the Majority Consenting Lenders.

101. “New Holdco Shareholders Agreement” means that certain shareholders agreement to be filed as part of the Plan Supplement, effective as of the Effective Date, to which all parties receiving New Common Stock (and all persons to whom such parties may sell or transfer their equity in the future and all persons who purchase or acquire equity from the Debtors in future transactions) will be required to become or will be deemed parties, in substantially the form included in the Plan Supplement, which agreement shall be in form and substance satisfactory to the Majority Consenting Lenders and the Debtors in each such parties’ respective sole discretion.

102. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

103. “Other Secured Claim” means any Secured Claim other than the following: (a) an ABL Facility Claim; (b) a Term Loan Facility Claim; (c) a Secured Tax Claim; or (d) a DIP Facility Claim. For the avoidance of doubt, “Other Secured Claims” includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

104. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

105. “Petition Date” means the date on which each of the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

106. “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules, which plan shall be in form and substance satisfactory to the Majority Consenting Lenders.

107. “Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors no later than 7 days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth on the exhibits attached hereto, where applicable, and, without limiting the foregoing, shall be satisfactory in form and substance to the Majority Consenting Lenders and the Debtors.

108. “Prepayment Penalty” means a non-refundable prepayment penalty of 4.00% due and payable if the Debtors do not exercise the Exit Conversion.

109. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

110. “Pro Rata” means the proportion that (a) an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, or (b) a holder of EveryWare Preferred Stock or EveryWare Common Stock holds in relation to the aggregate amount of EveryWare Preferred Stock or EveryWare Common Stock, respectively.

111. “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

112. “Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

113. “Professional Fee Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Section 2.3 herein.

114. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

115. “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

116. “Released Party” means each of the following in its capacity as such: (a) each Debtor and Reorganized Debtor; (b) the Debtors’ current and former officers and directors; (c) the Term Loan Agent; (d) the Consenting Term Lenders; (e) the DIP ABL Facility Agent; (f) the DIP ABL Facility Lenders; (g) the DIP Term Facility Agent; (h) the DIP Term Facility Lenders; (i) the MCP Funds; (j) the Clinton Funds; (k) the parties to the Support Agreement; and (l) each of the foregoing entities’ respective current and former: predecessors, successors and assigns, and stockholders, members, limited partners, general partners, equity holders, Affiliates and its and their subsidiaries, principals, partners, members, employees, agents, officers, directors, managers, trustees, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants, in each case solely in their capacity as such.

117. “Releasing Parties” means each of the following in its capacity as such: (a) the Debtors; (b) the Debtors’ current officers and directors; (c) the Term Loan Agent; (d) holders of Term Loan Facility Claims who do not vote to reject the Plan; (e) the ABL Facility Agent, (f) holders of ABL Facility Claims; (g) the DIP ABL Facility Agent; (h) the DIP ABL Facility Lenders; (i) the DIP Term Facility Agent; (j) the DIP Term Facility Lenders; (k) the MCP Funds; (l) the Clinton Funds; (m) the parties to the Support Agreement; (n) without limiting the foregoing, each other holder of a Claim or an Interest, in each case other than a holder of a Claim or an Interest that has voted to reject the Plan or is a member of a Class that is deemed to reject the Plan; and (o) with respect to each of the foregoing parties under (a) through (n), any successors or assigns thereof.

118. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

119. “Restructuring Transactions” means the transactions described in Section 4.16.

120. “Section 510(b) Claim” means any Claim against the Debtors arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim. For the avoidance of doubt, any Claim related to that certain proceeding styled as IBEW Local No. 58 Annuity Fund v. EveryWare Global, Inc., No. 14-1838 (S.D. Ohio) shall be treated as a Section 510(b) Claim.

121. “Secured Claim” means a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

122. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

123. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

124. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

125. “Servicer” means an agent or other authorized representative of holders of Claims or Interests.

126. “Solicitation Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

127. “Support Agreement” means that certain restructuring support agreement, dated March 31, 2015, by and among the Debtors, the Consenting Term Lenders, and certain holders of Equity Securities.

128. “Term Loan Agent” means the Deutsche Bank AG New York Branch, in its capacity as administrative agent pursuant to the Term Loan Facility Documents, and its successors, assigns or any replacement agent appointed pursuant to the terms of the Term Loan Agreement.

129. “Term Loan Agreement” means the Term Loan Agreement, dated May 21, 2013 (as amended, restated, modified, or supplemented from time to time prior to the Petition Date), by and among Anchor Hocking LLC and Oneida Ltd., as borrowers, Universal Tabletop, Inc., as holdings, the various lenders from time to time party thereto and Deutsche Bank AG New York Branch, in its capacity as administrative agent.

130. “Term Loan Facility” means the senior secured term loan facility under the Term Loan Agreement.

131. “Term Loan Facility Claim” means any Claim arising under, derived from, or based upon the Term Loan Facility Documents.

132. “Term Loan Facility Documents” means, collectively, the Term Loan Agreement, each other Loan Document (as defined in the Term Loan Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

133. “Term Loan Lenders” means each Lender (as defined in the Term Loan Agreement) that is a party to the Term Loan Agreement.

134. “Transaction” means the Debtors’ recapitalization and restructuring.

135. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

136. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

137. “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

1.2	Rules of Interpretation

For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (i) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (j) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (l) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

1.3	Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein.

1.4	Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

1.5	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

1.6	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

1.7	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in ARTICLE III.

2.1	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors, in consultation with the Majority Consenting Lenders, or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (d) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

2.2	DIP Facility Claims

(a)	DIP ABL Facility Claims

Except to the extent that a holder of a DIP ABL Facility Claim agrees to less favorable treatment, to the extent the Debtors exercise the ABL Exit Conversion, each holder of a DIP ABL Facility Claim shall receive ABL Exit Facility Loans in a face amount equal to the amount of such DIP ABL Facility Claim and shall otherwise be governed by the ABL Exit Facility Documents. If the Debtors do not exercise the ABL Exit Conversion, each holder of a DIP ABL Facility Claim shall receive payment in full in Cash.

(b)	DIP Term Facility Claims

Except to the extent that a holder of a DIP Term Facility Claim agrees to less favorable treatment, to the extent the Debtors exercise the Exit Conversion, each holder of a DIP Term Facility Claim shall receive Exit Facility Notes in a face amount equal to the amount of such DIP Term Facility Claim and shall otherwise be governed by the Exit Facility Documents. If the Debtors do not exercise the Exit Conversion, each holder of a DIP Term Facility Claim shall receive payment in full in Cash plus the Prepayment Penalty.

2.3	Professional Claims

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than five Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Claims have been paid will be turned over to New Holdco.

From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.4	Priority Tax Claims

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive on the Effective Date, or as soon as practicable thereafter, from the respective Debtor liable for such Allowed Priority Tax Claim, payment in Cash in an amount equal to the amount of such Allowed Priority Tax Claim. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1	Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in ARTICLE II, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights
1	Secured Tax Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Other Priority Claims	Unimpaired	Presumed to Accept
4	ABL Facility Claims	Unimpaired	Presumed to Accept
5	Term Loan Facility Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Unimpaired	Presumed to Accept
7	Intercompany Claims	Unimpaired	Presumed to Accept
8	Intercompany Interests	Unimpaired	Presumed to Accept
9	EveryWare Preferred Stock	Impaired	Deemed to Reject
10	EveryWare Common Stock	Impaired	Deemed to Reject
11	EveryWare Out-of-the-Money	Impaired	Deemed to Reject
Equity Securities
12	Section 510(b) Claims	Impaired	Deemed to Reject

3.2	Treatment of Classes of Claims and Interests

Except to the extent that the Debtors and a holder of an Allowed Claim or Interest, as applicable, agree to a less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Interest. Unless otherwise indicated, the holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

(a)	Class 1 — Secured Tax Claims

(1)	Classification: Class 1 consists of any Secured Tax Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Class 1 Claim shall receive, as applicable:

A.	if the Allowed Class 1 Claim is due and payable on or before the Effective Date, Cash in an amount equal to such Allowed Class 1 Claim; or

B.	if the Allowed Class 1 Claim is not due and payable on or before the Effective Date, Cash in an amount as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

(3)	Voting: Class 1 is Unimpaired. Holders of Allowed Class 1 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.

Holders of Allowed Class 1 Claims are not entitled to vote to accept or reject the Plan.

(b)	Class 2 — Other Secured Claims

(1)	Classification: Class 2 consists of any Other Secured Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Class 2 Claim shall receive, as the Debtors or the Reorganized Debtors, as applicable, determine:

A.	payment in full in Cash of its Allowed Class 2 Claim;

B.	the collateral securing its Allowed Class 2 Claim; or

C.	such other treatment rendering its Allowed Class 2 Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(3)	Voting: Class 2 is Unimpaired. Holders of Allowed Class 2 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Class 2 Claims are not entitled to vote to accept or reject the Plan.

(c)	Class 3 — Other Priority Claims

(1)	Classification: Class 3 consists of any Other Priority Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Class 3 Claim shall receive Cash in an amount equal to such Allowed Class 3 Claim.

(3)	Voting: Class 3 is Unimpaired. Holders of Allowed Class 3 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Class 3 Claims are not entitled to vote to accept or reject the Plan.

(d)	Class 4 — ABL Facility Claims

(1)	Classification: Class 4 consists of any ABL Facility Claims.

(2)	Treatment: Each holder of an Allowed Class 4 Claim shall, as the Debtors, with the consent of the Majority Consenting Lenders, determine:

A.	have its Allowed Class 4 Claim reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code;

B.	receive payment in full in Cash on account of such holder’s Allowed Class 4 Claim; or

C.	receive such other treatment rendering its Allowed Class 4 Claim Unimpaired.

(3)	Voting: Class 4 is Unimpaired. Holders of Allowed Class 4 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Class 4 Claims are not entitled to vote to accept or reject the Plan.

(e)	Class 5 — Term Loan Facility Claims

(1)	Classification: Class 5 consists of all Term Loan Facility Claims.

(2)	Allowance: On the Effective Date, Class 5 Claims shall be Allowed in the aggregate principal amount of not less than $248,090,440.54, plus any accrued but unpaid interest thereon payable at the applicable non-default interest rate in accordance with the Term Loan Agreement.

(3)	Treatment: Each holder of an Allowed Class 5 Claim shall receive its Pro Rata share of 96.0% of the New Common Stock.

(4)	Voting: Class 5 is Impaired. Holders of Allowed Class 5 Claims are entitled to vote to accept or reject the Plan.

(f)	Class 6 — General Unsecured Claims

(1)	Classification: Class 6 consists of any General Unsecured Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Class 6 Claim shall receive Cash in an amount equal to such Allowed Class 6 Claim on the later of (A) the Effective Date or (B) in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Class 6 Claim.

(3)	Voting: Class 6 is Unimpaired. Holders of Allowed Class 6 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Class 6 Claims are not entitled to vote to accept or reject the Plan.

(g)	Class 7 — Intercompany Claims

(1)	Classification: Class 7 consists of any Intercompany Claims.

(2)	Treatment: Each holder of an Allowed Class 7 Claim shall have its Allowed Class 7 Claim left unaltered and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(3)	Voting: Class 7 is Unimpaired. Holders of Allowed Class 7 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Class 7 Claims are not entitled to vote to accept or reject the Plan.

(h)	Class 8 — Intercompany Interests

(1)	Classification: Class 8 consists of any Intercompany Interests.

(2)	Treatment: Each holder of an Allowed Class 8 Interest shall have its Allowed Class 8 Interest left unaltered and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(3)	Voting: Class 8 is Unimpaired. Holders of Allowed Class 8 Interests are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Class 8 Interests are not entitled to vote to accept or reject the Plan.

(i)	Class 9 — EveryWare Preferred Stock

(1)	Classification: Class 9 consists of any EveryWare Preferred Stock.

(2)	Treatment: Class 9 Interests will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Class 9 Interests will not receive any distribution on account of such Class 9 Interests. To the extent MCP Funds does not object to, delay, interfere with or otherwise impede, directly or indirectly, the Restructuring (as defined in the Support Agreement) or the DIP Term Facility, holders of EveryWare Preferred Stock shall receive their Pro Rata share of 2.5% of the New Common Stock. If MCP Funds objects to, delays, interferes with or otherwise impedes, directly or indirectly, the Restructuring (as defined in the Support Agreement) or the DIP Term Facility, holders of EveryWare Preferred Stock shall not receive any New Common Stock or releases under the Plan, and holders of Allowed Term Loan Claims in Class 5 shall receive the allocation of New Common Stock set forth in this Section 3.2(i)(2).

(3)	Voting: Class 9 is Impaired. Holders of Interests in Class 9 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

(j)	Class 10 — EveryWare Common Stock

(1)	Classification: Class 10 consists of any EveryWare Common Stock.

(2)	Treatment: Class 10 Interests will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Class 10 Interests will not receive any distribution on account of such Class 10 Interests. To the extent no Consenting Equity Holder objects to, delays, interferes with or otherwise impedes, directly or indirectly, the Restructuring (as defined in the Support Agreement) or the DIP Term Facility, holders of EveryWare Common Stock shall receive their Pro Rata share of 1.5% of the New Common Stock. If any Consenting Equity Holder objects to, delays, interferes with or otherwise impedes, directly or indirectly, the Restructuring (as defined in the Support Agreement) or the DIP Term Facility, holders of EveryWare Common Stock shall not receive any New Common Stock or releases under the Plan, and holders of Allowed Term Loan Claims in Class 5 shall receive the allocation of New Common Stock set forth in this Section 3.2(j)(2).

(3)	Voting: Class 10 is Impaired. Holders of Interests in Class 10 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

(k)	Class 11 — EveryWare Out-of-the-Money Equity Securities

(1)	Classification: Class 11 consists of any EveryWare Out-of-the-Money Equity Securities.

(2)	Treatment: Class 11 Interests will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Class 11 Interests will not receive any distribution on account of such Class 11 Interests.

(3)	Voting: Class 11 is Impaired. Holders of Interests in Class 11 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

(l)	Class 12 — Section 510(b) Claims

(1)	Classification: Class 12 consists of any Section 510(b) Claims against any Debtor.

(2)	Allowance: Notwithstanding anything to the contrary herein, a Class 12 Claim, if any such Claim exists, may only become Allowed by Final Order of the Bankruptcy Court. The Debtors are not aware of any valid Class 12 Claim and believe that no such Class 12 Claim exists.

(3)	Treatment: Allowed Class 12 Claims, if any, shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and holders of Allowed Section 510(b) Claims shall not receive any distribution on account of such Allowed Section 510(b) Claims.

(4)	Voting: Class 12 is Impaired. Holders (if any) of Allowed Class 12 Claims are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders (if any) of Allowed Class 12 Claims are not entitled to vote to accept or reject the Plan.

3.3	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

3.4	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

3.5	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court to deem the Plan accepted by the Holders of such Claims or Interests in such Class.

3.6	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors, with the consent of the Majority Consenting Lenders, reserve the right to modify the Plan in accordance with ARTICLE X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

4.1	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests.

4.2	New Common Stock

All existing Equity Interests in EveryWare Global shall be cancelled as of the Effective Date and New Holdco shall issue the New Common Stock to holders of Claims and Interests entitled to receive New Common Stock pursuant to the Plan. The issuance of New Common Stock, including any options for the purchase thereof and equity awards associated therewith, is authorized without the need for any further corporate action and without any further action by the Debtors or New Holdco, as applicable. New Holdco’s Governance Documents shall authorize the issuance and distribution on the Effective Date of New Common Stock to the Distribution Agent for the benefit of holders of Allowed Claims in Class 5 and, subject to Section 3.2(i)(2) and Section 3.2(j)(2) hereof, holders of EveryWare Preferred Stock and EveryWare Common Stock. All New Common Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable and the holders of New Common Stock shall be deemed to have accepted the terms of the New Holdco Shareholders Agreement (in their capacity as shareholders of New Holdco) and to be parties thereto without further action or signature. The New Holdco Shareholders Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Stock shall be bound thereby.

Notwithstanding anything to the contrary herein, solely with respect to the distribution of New Common Stock pursuant to Section 3.2(j)(2) hereof, the Debtors or Reorganized Debtors, as applicable, shall, in lieu of distributing New Common Stock pursuant to Section 3.2(j)(2) hereof, instead provide for a mechanism to distribute Cash to the holders of EveryWare Common Stock (either by distributing Cash directly or by issuing such New Common Stock to a trust and providing for liquidation of such shares and distribution of the proceeds thereof or some other mechanism), on such terms that are reasonably acceptable to the Majority Consenting Lenders as further described in a document contained in the Plan Supplement, unless, in the opinion of the Majority Consenting Lenders, the distribution of New Common Stock would, following the Effective Date, (a) still permit reorganized EveryWare Global to cease to file reports required by Section 13(a) of the Exchange Act in accordance with Rule 12g-4 under the Exchange Act, and (b) would not require reorganized EveryWare Global to be required to resume filing reports pursuant Section 13(a) of the Exchange Act following such cessation; provided, however, that, notwithstanding the foregoing, the MCP Funds, the Clinton Funds, and any Term Loan Lender that is a holder of EveryWare Common Stock shall in any event receive a distribution of New Common Stock directly rather than Cash as contemplated by this paragraph.

4.3	ABL Exit Facility

If the Debtors exercise the ABL Exit Conversion, on the Effective Date, the Debtors shall execute and deliver the ABL Exit Facility Loan Agreement, which shall become effective and enforceable in accordance with its terms and the Plan. Confirmation of the Plan shall be deemed approval of the ABL Exit Facility and the ABL Exit Facility Documents, and all transactions contemplated thereby, including, without limitation, any supplemental or additional syndication of the ABL Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and authorization of the Reorganized Debtors to enter into and execute the ABL Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the ABL Exit Facility. On the Effective Date, all of the Liens and security interests to be granted in accordance with the ABL Exit Facility Documents (a) shall be deemed to be approved, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the ABL Exit Facility

Documents, (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the ABL Exit Facility Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. On and after the Effective Date and solely to the extent the ABL Exit Conversion and the Exit Conversion are exercised, the Liens and security interests securing the ABL Exit Facility shall be junior to the first priority Liens and security interests securing the Exit Facility only with respect to the Exit Priority Collateral (as defined in the applicable intercreditor agreement) and the ABL Facility only with respect to the ABL Priority Collateral (as defined in the applicable intercreditor agreement) to the extent the ABL Facility is reinstated in accordance with Section 3.2(d)(2)(A) hereof, and the relative Lien, payment, and enforcement priorities of the ABL Exit Facility, the Exit Facility, and the ABL Facility shall be governed by the terms of an intercreditor agreement in form and substance satisfactory to the Debtors or the Reorganized Debtors, as applicable, the Exit Facility Agent, the ABL Facility Agent, and the ABL Exit Facility Agent (with the consent of ABL Exit Facility Lenders holding, in the aggregate, more than 50% of the principal amount of the total outstanding loans under the ABL Exit Facility as of such date).

4.4	Exit Facility

If the Debtors exercise the Exit Conversion, on the Effective Date, the Debtors shall execute and deliver the Exit Facility Term Loan Agreement, which shall become effective and enforceable in accordance with its terms and the Plan. Confirmation of the Plan shall be deemed approval of the Exit Facility and the Exit Facility Documents, and all transactions contemplated thereby, including, without limitation, any supplemental or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and authorization of the Reorganized Debtors to enter into and execute the Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the Exit Facility. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents (a) shall be deemed to be approved, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. On and after the Effective Date and solely to the extent the Exit Conversion and the ABL Exit Conversion are exercised, the Liens and security interests securing the Exit Facility shall be junior to the first priority Liens and security interests securing the ABL Exit Facility only with respect to the ABL Exit Priority Collateral (as defined in the applicable intercreditor agreement) and the ABL Facility only with respect to the ABL Priority Collateral (as defined in the applicable intercreditor agreement) to the extent the ABL Facility is reinstated in accordance with Section 3.2(d)(2)(A) hereof, and the relative Lien, payment, and enforcement priorities of the Exit Facility, the ABL Exit Facility, and the ABL Facility shall be governed by the terms of an intercreditor agreement in form and substance satisfactory to the Debtors or the Reorganized Debtors, as applicable, the ABL Exit Facility Agent, the ABL Facility Agent, and the Exit Facility Agent (with the consent of Exit Facility Lenders holding, in the aggregate, more than 50% of the principal amount of the total outstanding loans under the Exit Facility as of such date).

4.5	Exemption from Registration Requirements

The offering, issuance, and distribution of any Securities, including New Common Stock, pursuant to the Plan will be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code or any other available exemption from registration under the Securities Act, as applicable. Pursuant to section 1145 of the Bankruptcy Code, New Common Stock issued under the Plan will be freely transferable under the Securities Act by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (b) the restrictions, if any, on the transferability of such Securities and instruments in the New Holdco Shareholders Agreement; and (c) any other applicable regulatory approval.

4.6	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and be consistent with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

4.7	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan (including, without limitation, the Exit Facility Documents, as applicable), on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

4.8	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, Certificates, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing holders of Allowed Claims, EveryWare Preferred Stock, and Preferred Common Stock to receive distributions under the Plan and (b) allowing and preserving the rights of the Term Loan Agent and any Servicer, as applicable, to make distributions on account of Allowed Claims, EveryWare Preferred Stock, and EveryWare Common Stock as provided herein.

4.9	Corporate Action

Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors, whether taken prior to or as of the Effective Date, shall be deemed authorized and approved in all respects without the need for any further corporate action and without any further action by the Debtors or the Reorganized Debtors, as applicable. Such actions may include: (a) the adoption and filing of the New Holdco Certificate of Incorporation (b) the adoption of the New Holdco Bylaws and New Holdco Shareholders Agreement; (b); the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (c) the authorization, issuance, and distribution of New Common Stock; (d) the adoption or assumption, as applicable, of Executory Contracts or Unexpired Leases; and (e) the entry into the Exit Facility and the execution and delivery of the Exit Facility Documents, as applicable.

4.10	Charter, Bylaws, and New Holdco Shareholders Agreement

The Debtors’ respective certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies) shall be amended as may be required to be consistent with the provisions of the Plan, the Exit Facility Documents, as applicable, and the Bankruptcy Code, and such documents and agreements shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth on the exhibits hereto. The New Holdco Governance Documents shall, among other things: (a) authorize the issuance of the New Common Stock; and (b) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting Equity Securities. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

4.11	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Exit Facility Documents, as applicable, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

4.12	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; (d) the grant of collateral as security for any or all of the Exit Facility, as applicable; or (e) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

4.13	Directors and Officers

The members of the New Board and the officers, directors, and/or managers of each of the Reorganized Debtors will be identified in the Plan Supplement and the members of the board of directors of any subsidiary of the Reorganized Debtors shall be satisfactory to the Majority Consenting Lenders. The members of EveryWare Global’s board of directors are deemed to have resigned as of the Effective Date. On the Effective Date, the New Board will consist of five (5) members, one of whom will be New Holdco’s chief executive officer. The remaining four (4) directors of the New Board will be selected by the Majority Consenting Lenders in their sole discretion and thereafter shall be selected pursuant to the director election process set forth in the New Holdco Bylaws; provided however, that such bylaws shall not include any staggered board provisions. On the Effective Date, the existing officers of the Debtors shall serve in their current capacities for the Reorganized Debtors. From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the New Board and any Person proposed to serve as an officer of New Holdco shall be disclosed at or before the Confirmation Hearing.

In connection with the Transaction, the Debtors will secure tail liability coverage for the Debtors’ directors and officers effective as of the Effective Date that is consistent with the existing directors and officers liability coverage.

4.14	Incentive Plans and Employee and Retiree Benefits

Except as otherwise provided herein, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the New Board under the Debtors’ respective certificates of incorporation, bylaws and other formation and constituent documents, the Reorganized Debtors shall: (a) amend, adopt, assume and/or honor in the ordinary course of business, any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date; and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

4.15	Preservation of Rights of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

4.16	Restructuring Transactions

On the Effective Date, the Debtors, with the consent of the Majority Consenting Lenders, or the Reorganized Debtors, as applicable, may enter into the following transactions and take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided therein. The Restructuring Transactions may include one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions as may be determined by the Debtors, with the consent of the Majority Consenting Lenders, or the Reorganized Debtors, as applicable, to be necessary or appropriate. The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1	Assumption of Executory Contracts and Unexpired Leases

Each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments.

Except as otherwise provided herein or agreed to by the Debtors, the Majority Consenting Lenders, and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.2	Indemnification

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ governance documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, or agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors will amend and/or restate their respective governance documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

5.3	Cure of Defaults and Objections to Cure and Assumption

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed with the Solicitation Agent on or before 30 days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is a dispute regarding Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

5.4	Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date

Contracts, Intercompany Contracts, and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

5.5	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1	Distributions on Account of Claims and Interests Allowed as of the Effective Date

(a)	Delivery of Distributions in General

Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest, on the first Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims and Allowed Secured Tax Claims shall be paid in accordance with Sections 2.4 and 3.2(a)(2), respectively. To the extent any Allowed Priority Tax Claim or Allowed Secured Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. A Distribution Date shall occur no less frequently than once in every 30 day period after the Effective Date, as necessary, in the Reorganized Debtors’ sole discretion.

6.2	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged. Any dividends or other distributions arising from property distributed to holders of Allowed Claims or Interests, as applicable, in a Class and paid to such holders under the Plan shall also be paid, in the applicable amounts, to any holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims or Interests in such Class.

6.3	Delivery of Distributions

(a)	Record Date for Distributions to Holders of Non-Publicly Traded Securities

On the Effective Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record holders, if any, listed on the Claims Register as of the close of business on the Effective Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate, is transferred and the Debtors have been notified in writing of such transfer less than 10 days before the Effective Date, the Distribution Agent shall make distributions to the transferee (rather than the transferor) only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b)	Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims or Interests governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement. Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims, including Claims that become Allowed after the Effective Date, EveryWare Preferred Stock, and EveryWare Common Stock shall be made to holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. Notwithstanding anything to the contrary in the Plan, including this Section 6.3, distributions under the Plan to holders of Term Loan Facility Claims shall be made to, or to Entities at the direction of, the Term Loan Agent in accordance with the terms of the Plan and the Term Loan Agreement. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan. In addition, notwithstanding anything to contrary contained herein, including this Section 6.3, distributions under the Plan to holders of publicly traded securities shall be made in accordance with customary distribution procedures applicable to such securities.

(c)	Accrual of Dividends and Other Rights

For purposes of determining the accrual of distributions or other rights after the Effective Date, the New Holdco Interests shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtors shall not pay any such distributions or distribute such other rights, if any, until after distributions of the New Holdco Interests actually take place.

(d)	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

(e)	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(f)	Fractional, Undeliverable, and Unclaimed Distributions

(1)	Fractional Distributions. Whenever any distribution of fractional shares of New Common Stock would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction to the nearest share (up or down), with half shares or less being rounded down. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(2)	Undeliverable Distributions. If any distribution to a holder of an Allowed Claim or Interest is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until the Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder on the next Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to Section 6.3(f)(3), and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(3)	Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is New Common Stock, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

(g)	Surrender of Cancelled Instruments or Securities

On the Effective Date, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer). Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Section 6.3(g) shall not apply to any Claims and Interests reinstated pursuant to the terms of the Plan.

6.4	Claims Paid or Payable by Third Parties

(a)	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b)	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)	Applicability of Insurance Policies

Except as otherwise provided herein, distributions to holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

6.5	Setoffs

Except with respect to the Term Loan Facility Claims, ABL Facility Claims, DIP Facility Claims, or as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder. In no event shall any holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

6.6	Allocation Between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Effective Date.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

7.1 Disputed Claims Process Except as otherwise provided herein, if a party files a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this ARTICLE VII. Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

7.2	Prosecution of Objections to Claims and Interests

Except insofar as a Claim or Interest is Allowed under the Plan, the Debtors, the Reorganized Debtors, or any other party in interest shall be entitled to object to the Claim or Interest. Any objections to Claims and Interests shall be served and filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Section 4.15.

7.3	No Interest

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

7.4	Disallowance of Claims and Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

8.1	Discharge of Claims and Termination of Interests

Except as otherwise provided for herein and effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

8.2	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, on the Confirmation Date and effective as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, including: (1) the settlement, release, and compromise of debt, Causes of Action, Claims, and Interests, (2) the services of the Debtors’ present and former officers, directors, managers, and advisors in facilitating the implementation of the restructuring contemplated herein, and (3) the good faith negotiation of, and participation in, the restructuring contemplated herein, each of the Debtors, the Reorganized Debtors, and the Estates conclusively, absolutely, unconditionally, irrevocably, and forever discharge and release and shall be deemed to have provided a full discharge and release to each Released Party (and each such Released Party so released shall be deemed fully released and discharged by the Debtors, the Reorganized Debtors, and the Estates) and their respective property from any and all Claims, obligations, debts, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted or which could be asserted on behalf of the Debtors and/or the Reorganized Debtors, whether known or unknown, foreseen or unforeseen, existing or arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Transaction, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, any payments, distributions, or dividends any Debtor or Affiliate paid to or received from any Released Party, fraudulent or preferential transfer or conveyance, tort, contract, breach of fiduciary duty, violation of state or federal laws, including securities laws, negligence, gross negligence, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Support Agreement, the Plan, the Disclosure Statement, the Plan Supplement, or related agreements, instruments, or other documents; provided, however, that the foregoing “Debtor Release” shall not operate to waive or release any Claims, obligations, debts, rights, suits, damages remedies, Causes of Action, and liabilities in respect of any Released Party solely to the extent arising under the Support Agreement, the Plan, or any agreements entered into pursuant to the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

8.3	Releases by Holders of Claims and Interests

Notwithstanding anything contained in the Plan to the contrary, on the Confirmation Date and effective as of the Effective Date, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) conclusively, absolutely, unconditionally, irrevocably, and forever discharge and release (and each Entity so discharged and released shall be deemed discharged and released by the Releasing Parties) the Released Parties and their respective property from any and all Claims, Interests, obligations, debts, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted or which could be asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Transaction, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, any payments, distributions, or dividends any Debtor or Affiliate paid to or received from any Released Party, fraudulent or preferential transfer or conveyance, tort, contract, breach of fiduciary duty, violation of state or federal laws, including securities laws, negligence, gross negligence, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Support Agreement, the Plan, the Disclosure Statement, the Plan Supplement, or related agreements, instruments, or other documents; provided, however, that the foregoing “Third-Party Release” shall not operate to waive or release any Claims, obligations, debts, rights, suits, damages, remedies, Causes of Action, and liabilities in respect of any Released Party, solely to the extent (1) arising under any agreements entered into pursuant to the Plan, or (2) with respect to Claims by Professionals related to Professionals’ final fee applications or accrued Professional compensation claims in the Chapter 11 Cases.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released

Parties; (2) a good faith settlement and compromise of the Claims released by the Third-Party Release; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

8.4	Exculpation

Notwithstanding anything contained herein to the contrary, the Exculpated Parties shall neither have, nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, soliciting, preparing, disseminating, confirming, or implementing the Plan, or consummating the Plan, the Support Agreement, the Disclosure Statement, the Plan Supplement, the New Holdco Governance Documents, the Exit Facility Documents, the Transaction, the issuance, distribution, and/or sale of any shares of New Common Stock or any other security offered, issued, or distributed in connection with the Plan, the Chapter 11 Cases, or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her, or its duties pursuant to, or in connection with, the Plan or any other related document, instrument, or agreement; provided, further, that the foregoing “Exculpation” shall have no effect on the liability of any Entity solely to the extent resulting from any such act or omission that is determined in a final order to have constituted gross negligence or willful misconduct; provided, further, that the foregoing “Exculpation” shall have no effect on the liability of any Entity for acts or omissions occurring after the Confirmation Date.

8.5	Injunction

Except as otherwise provided herein or for obligations issued pursuant hereto, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.2 or Section 8.3, discharged pursuant to Section 8.1, or are subject to exculpation pursuant to Section 8.4 are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, exculpated, or settled pursuant to the Plan.

8.6	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

8.7	Recoupment

In no event shall any holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

8.8	Release of Liens

Except (a) with respect to the Liens securing (i) the DIP Term Facility to the extent set forth in the Exit Facility Documents, (ii) the DIP ABL Facility to the extent set forth in the ABL Exit Facility Documents, (iii) the ABL Facility to the extent set forth herein, and (iv) the Secured Tax Claims or Other Secured Claims (depending on the treatment of such Claims), or (b) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

8.9	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent, or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2:

(a) the Confirmation Order shall not have been stayed, modified, or vacated on appeal;

(b) if the Debtors exercise the ABL Exit Conversion, all respective conditions precedent to consummation of the ABL Exit Facility Loan Agreement shall have been waived or satisfied in accordance with the terms thereof;

(c) if the Debtors exercise the Exit Conversion, all respective conditions precedent to consummation of the Exit Facility Credit Agreement shall have been waived or satisfied in accordance with the terms thereof;

(d) the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount;

(e) payment in full in Cash of all reasonable and documented fees and expenses of the Consenting Term Lenders incurred by the following advisors to the Consenting Term Lenders in connection with the Transaction: (i) Milbank, Tweed, Hadley & McCloy LLP; (ii) Houlihan Lokey Capital, Inc. as set forth in that certain letter agreement to be entered into by and among the Debtors and Houlihan Lokey Capital, Inc.; and (iii) Morris, Nichols, Arsht & Tunnell LLP; and

(f) with respect to all documents and agreements necessary to implement the Plan: (1) all conditions precedent to such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements; (2) such documents and agreements shall have been tendered for delivery to the required parties and been approved by any required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (3) such documents and agreements shall have been effected or executed.

9.2	Waiver of Conditions Precedent

The Debtors, with the prior written consent of the Majority Consenting Lenders, may waive any of the conditions to the Effective Date set forth in Section 9.1 at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

9.3	Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

10.1	Modification of Plan

Effective as of the date hereof: (a) the Debtors, with the consent of the Majority Consenting Lenders, reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order consistent with the terms set forth herein; and (b) after the entry of the Confirmation Order, the Debtors, with the consent of the Majority Consenting Lenders, or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein.

10.2	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

10.3	Revocation or Withdrawal of Plan

The Debtors, subject to and in accordance with the Support Agreement, reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to holders of Allowed Claims, EveryWare Preferred Stock, and EveryWare Common Stock are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or an Interest for amounts not timely repaid pursuant to Section 6.4(a); (b) with respect to the releases, injunctions, and other provisions contained in ARTICLE VIII, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

11. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

13. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

14. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

15. enforce all orders previously entered by the Bankruptcy Court; and

16. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

12.2	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

12.3	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

12.4	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

12.5	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	EveryWare Global, Inc.
519 North Pierce Avenue
Lancaster, Ohio 43130
Attn: Erika Schoenberger

Proposed Counsel to Debtors	Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705 (Courier 19801)
Attn.: Laura Davis Jones
Colin R. Robinson
Peter J. Keane

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attn.: Patrick J. Nash, Jr., P.C.
Ross M. Kwasteniet

United States Trustee	Office of the United States Trustee
for the District of Delaware
844 King Street, Suite 2207, Lockbox 35
Wilmington, Delaware 19810
Attn.: David L. Buchbinder

12.6	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

12.7	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.8	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://cases.primeclerk.com/everyware or the Bankruptcy Court’s website at www.deb.uscourts.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

12.9	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ and the Majority Term Lenders’ consent, consistent with the terms set forth herein; and (c) nonseverable and mutually dependent.

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Dated: April 3, 2015	EVERYWARE GLOBAL, INC.
on behalf of itself and all other Debtors
Joel Mostrom
Interim Chief Financial Officer
519 North Pierce Avenue
Lancaster, Ohio 43130